Exhibit 23.9

CONSENT

We hereby consent to the reference to our studies relating to the valuation report of options granted by Plaza Centers N.V. ("the Company") to Elbit Imaging Ltd.'s former Vice Chairman of the Board in respect of the Company's operations in India as of December 31, 2012, December 31, 2011 and December 31, 2010, appearing in the Current Report on Form 6-K of Elbit Imaging Ltd. as filed with the Securities and Exchange Commission on March 31, 2014 and to the incorporation by reference of such Current Report in this Registration Statement on Form F-1/A filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Financial Immunities Dealing Room Ltd.
Financial Immunities Dealing Room Ltd.

Ness Ziona, Israel
November 27, 2014